Exhibit 99.1

For Immediate Release	Contact:	Barbara Anderson
	Phone:	203-422-8100
	Email:	investorrelations@stwdreit.com

Starwood Property Trust Closes $280 Million Term Loan Facility

Greenwich, CT (April 5, 2010) Starwood Property Trust (NYSE: STWD) today announced that it has completed a $280 million term loan facility (the “Facility”) with Wells Fargo Bank, National Association.  The Facility will be used to finance approximately $400 million of the diversified loan portfolio (the “Portfolio”) recently purchased from Teachers Insurance and Annuity Association of America. The Facility is not being used to finance the approximately $103 million of loans in the Portfolio that have a maturity within the next 12 months. The Facility, which matures on May 31, 2013, carries an interest rate based on 30-day LIBOR plus 300 basis points.  The Company has entered into an interest rate swap which corresponds to the maturities of the loans financed by the Facility to effectively fix borrowing costs at 4.155% for the term of the Facility.

Additional details on the Facility may be found in the Form 8-K filed today with the Securities and Exchange Commission.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. (NYSE: STWD) is a newly formed company that is focused primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company’s reports filed with the SEC.